Exhibit 4.8

LIMITED LIABILITY COMPANY AGREEMENT

OF

FORUM GLOBAL HOLDINGS, LLC

A Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT OF FORUM GLOBAL HOLDINGS, LLC (this “Agreement”), dated as of August 8, 2014, is adopted, executed and agreed to by the Sole Member (as defined below).

1. Formation. Effective with the filing of the Certificate (as defined below) on August 8, 2014, pursuant to Section 2, FORUM GLOBAL HOLDINGS, LLC (the “Company”) was formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2. Term. The Company commenced on the effective date of the filing of the Certificate of Formation (the “Certificate”) pursuant to the Act and shall have a perpetual existence, unless and until it is dissolved in accordance with Section 9 below.

3. Registered Office; Registered Agent. The registered office and registered agent of the Company in the State of Delaware shall be as specified in the Certificate or as determined by the Managers from time to time in the manner provided by applicable law.

4. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

5. Sole Member. Forum International Holdings, Inc., a corporation organized under the laws of the State of Delaware, shall be the sole member of the Company (the “Sole Member”) and, in exchange for the contributions described below, shall hereby subscribe for and receive One (1) Common Share in the Company (the “Shares”), representing all of the outstanding membership interests in the Company. The Shares shall be certificated and represented by a membership interest certificate in the form of Exhibit A attached hereto which shall be issued upon receipt of the contributions described below.

6. Contributions. Upon execution of this Agreement, the Sole Member shall contribute the cash and/or property described on Exhibit B hereto in exchange for the Shares (which Shares, for the purposes of this contribution shall be deemed to have a value equal to the cash amount or property value described on Exhibit B). Without creating any rights in favor of any third party, the Sole Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so. Such additional contributions may be for additional Shares of the Company or as contributions to the capital of the Company without additional issuances of Shares in the sole discretion of the Sole Manager.

7. Distributions. The Sole Member shall be entitled to (a) receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) enjoy all other rights, benefits and interests in the Company.

8. Management.

(a) Management by Managers. The Company shall be managed by “managers” (as such term is used in the Act) according and subject to the remaining provisions of this Article 8 and, except as expressly provided in this Agreement, no Member by virtue of having the status of a Member shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. The business and affairs of the Company shall be managed by the sole Manager “Sole Manager”) who shall initially be James W. Harris. The Sole Manager may be replaced at the discretion of the Sole Member. Under the direction of the Sole Manager, the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company. In addition to the powers that now or hereafter can be granted under the Act and to all other powers granted under any other provision of this Agreement, the Sole Manager shall have full power and authority to do all things on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company, including (subject to any applicable voting requirements or consent or approval rights of any person, if any, including those contained in this Agreement or applicable law): (a) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations; (b) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company; (c) the merger or other combination of the Company with or into another person or the conversion of the Company from a limited liability company to any other business entity; (d) the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement and the repayment of obligations of the Company; (e) the negotiation, execution and performance of any contracts, conveyances or other instruments; (f) the distribution of Company cash or other property; (g) the selection, engagement and dismissal of Officers, employees and agents, attorneys, accountants, engineers, consultants and contractors and the determination of their compensation and other terms of employment or hiring; (h) the maintenance of insurance for the benefit of the Company, (i) the acquisition or disposition of assets; (j) the formation of, or acquisition of an interest in, or the contribution of property to, any person; (k) the control of any matters affecting the rights and obligations of the Company, including the commencement, prosecution and defense of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation; (1) the indemnification of any person against liabilities and contingencies to the extent permitted by applicable law and this Agreement; (m) the voting of equity interests of the Company in any other person, including any subsidiary; (n) the issuance of Shares; (o) the approval of operating budgets and capital expenditure budgets; and (p) the sale of all or substantially all of the Company’s assets or any significant portion thereof.

(b) The Sole Manager may appoint certain agents of the Company to be referred to as “officers” of the Company (and “Officers” in this Agreement) and designate such titles (such as Chief Executive Officer, President, Chief Operating Officer, Vice-President, Secretary and Treasurer) as are customary for corporations under Delaware law, and such Officers shall have the power, authority and duties described by resolution of the Sole Manager or as is customary for each such position. In addition to or in lieu of Officers, the Sole Manager may authorize any person to take any action or perform any duties on behalf of the Company (including any action or duty reserved to any particular Officer) and any such person may be referred to as an “authorized person.” An employee or other agent of the Company shall not be an authorized person unless specifically appointed as such by the Sole Manager.

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9. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any. as the Sole Member may elect. No other event (including without limitation, an event described in Section 18-801(a)(4) of the Act) will cause the Company to dissolve.

10. Liability.

(a) The Sole Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided herein or by applicable law.

(b) The Company shall indemnify and hold harmless the Sole Member and the Sole Manager and their respective partners, shareholders, officers, directors, managers, employees, agents and representatives, and the partners, shareholders, officers, directors, managers, employees, agents and representatives of such persons to the fullest extent permitted by applicable law.

11. Amendment. This Agreement may be amended from time to time only by a written consent executed by the Sole Member.

12. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

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IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has caused this Agreement to be duly executed as of the date first written above.

FORUM INTERNATIONAL HOLDINGS, INC.

By:	/s/ James W. Harris
James W. Harris, President

LIMITED LIABILITY COMPANY AGREEMENT

OF

FORUM GLOBAL HOLDINGS, LLC

EXHIBIT A

FORM OF COMMON SHARE CERTIFICATE

THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”, AND MAY NOT BE OFFERED OR SOLD, UNLESS REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY SHALL HAVE BEEN DELIVERED TO THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT). THESE SHARES ARE SUBJECT TO CERTAIN VOTING AGREEMENTS, RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, DATED AS OF AUGUST 8, 2014 (AS SUCH AGREEMENT MAY BE FURTHER AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

Certificate of Common Shares in FORUM GLOBAL HOLDINGS, LLC

Certificate No. [     ]

FORUM GLOBAL HOLDINGS, LLC, a Delaware limited liability company (the “Company”), hereby certifies that [                    ] (the “Holder”) is the registered owner of [            ] Common Shares in the Company (the “Common Shares”). The rights, preferences and limitations of the Common Shares are set forth in the Limited Liability Company Agreement of the Company dated as of August 8, 2014, as further amended or restated or supplemented from time to time (the “LLC Agreement”), a copy of which is on file at the principal office of the Company.

This Certificate and the Common Shares evidenced hereby are not negotiable or transferable except as provided in the LLC Agreement referred to therein or as consented to or approved by the Sole Member. This Certificate and the Common Shares evidenced hereby are governed by Article 8 of the Uniform Commercial Code.

Dated: [ ]	FORUM GLOBAL HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT B

CONTRIBUTIONS

Member	Contributed Cash or Property
FORUM INTERNATIONAL HOLDINGS, INC.	£100